Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
THIRD QUARTER 2017 DIVIDEND OF $0.38 PER SHARE
AND ANNOUNCES JUNE 30, 2017 FINANCIAL RESULTS

THIRD QUARTER 2017 DIVIDEND DECLARED

New York, NY —August 2, 2017— Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a third quarter dividend of $0.38 per share, payable on September 29, 2017 to stockholders of record as of September 15, 2017.

JUNE 30, 2017 FINANCIAL RESULTS

Ares Capital also announced financial results for its second quarter ended June 30, 2017.

HIGHLIGHTS

 Financial

	Q2-17		Q2-16
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.34		$0.39
Net investment income	$124	$0.29	$105	$0.34
Net realized gains	$106	$0.25	$31	$0.10
Net unrealized gains (losses)	$(52)	$(0.12)	$22	$0.06
GAAP net income	$178	$0.42	$157	$0.50
Dividends declared and payable		$0.38		$0.38

	As of
(dollar amounts in millions, except per share data)	June 30, 2017	June 30, 2016	December 31, 2016
Portfolio investments at fair value	$11,498	$8,900	$8,820
Total assets	$12,328	$9,208	$9,245
Stockholders’ equity	$7,051	$5,218	$5,165
Net assets per share	$16.54	$16.62	$16.45
__________________________________________________

(1)	All per share amounts are basic and diluted.

(2)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the acquisition of American Capital, Ltd. (“American Capital”) (the “American Capital Acquisition”), net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto. For the three months ended June 30, 2017 and 2016, core EPS excludes $0.03 and $0.02 per share, respectively, of professional fees and other costs related to the American Capital Acquisition.

Portfolio Activity

(dollar amounts in millions)	Q2-17	Q2-16	Q4-16
Portfolio Activity During the Period:
Gross commitments	$1,973	$540	$1,164
Exits of commitments	$1,792	$759	$1,102

Portfolio as of the End of the Period:
Number of portfolio company investments	319	214	218
Weighted average yield of debt and other income producing securities(3):
At amortized cost	9.4%	9.8%	9.3%
At fair value	9.5%	9.9%	9.4%
Weighted average yield on total investments(4):
At amortized cost	8.2%	8.9%	8.3%
At fair value	8.3%	9.0%	8.5%
__________________________________________________

(3)
Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value as applicable. The weighted average yield of debt and other income producing securities that were acquired as part of the American Capital Acquisition and held as of June 30, 2017 was 10.3% and 10.1% at amortized cost and fair value, respectively.

(4)
Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total investments at amortized cost or at fair value as applicable. The weighted average yield on total investments that were acquired as part of the American Capital Acquisition and held as of June 30, 2017 was 8.2% and 7.8% at amortized cost and fair value, respectively.

SECOND QUARTER 2017 OPERATING RESULTS

For the second quarter of 2017, Ares Capital reported GAAP net income of $178 million or $0.42 per share (basic and diluted), Core EPS(2) of $0.34 per share (basic and diluted), net investment income of $124 million or $0.29 per share (basic and diluted), and net realized and unrealized gains of $54 million or $0.13 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the amount of acquisition related expenses, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of June 30, 2017, total assets were $12.3 billion, stockholders’ equity was $7.1 billion and net asset value per share was $16.54.

In the second quarter of 2017, Ares Capital made $1,973 million in new commitments, including commitments to 12 new portfolio companies and 33 existing portfolio companies and two additional portfolio companies through the Senior Direct Lending Program, LLC (the “SDLP”), through which Ares Capital co-invests with Varagon Capital Partners (“Varagon”) and its clients to fund first lien senior secured loans. Of the new commitments, 45 were sponsored transactions.  As of June 30, 2017, 168 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $1,973 million in new commitments made during the second quarter of 2017, 59% were in first lien senior secured loans, 25% were in second lien senior secured loans, 6% were in the subordinated certificates of the SDLP, 6% were in preferred equity securities, 3% were in senior subordinated loans and 1% were in other equity securities. Of these commitments, 97% were in floating rate debt securities, of which 93% contained interest rate floors and the remaining 7% were in the subordinated certificates of the SDLP to make co-investments with Varagon and its clients in floating rate first lien senior secured loans through the SDLP, all of which contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the second quarter of 2017, significant new commitments included:

•	$259 million in first lien senior secured term loans of a footwear and other accessories provider;

•	$249 million in a second lien senior secured term loan and equity of an on-demand supply chain automation solutions provider to the healthcare industry;

•
$178 million in first lien senior secured revolving and term loans and a second lien senior secured term loan of a provider of mission-critical integrated public safety software and services to local, state and federal agencies;

•
$166 million in first lien senior secured delayed draw and term loans and second lien senior secured delayed draw and term loans of a software and payment services provider to faith-based institutions;

•	$128 million in first lien senior secured revolving, delayed draw and term loans of an entertainment workforce and production management solutions provider;

•	$126 million in the subordinated certificates of the SDLP to make co-investments with Varagon and its clients in first lien senior secured loans to six portfolio companies in a variety of industries;

•	$86 million in first lien senior secured revolving and term loans of a mission critical emergency mass notification solutions provider;

•	$78 million in second lien senior secured delayed draw and term loans and equity of a manufacturer, reconditioner and servicer of industrial containers;

•	$75 million in first lien senior secured revolving and term loans of a provider of products used to clean, protect, and identify surgical instruments;

•	$65 million in a second lien senior secured term loan of an anesthesiology service provider;

•	$55 million in a first lien senior secured term loan of a laundry service and equipment provider;

•	$45 million in first lien senior secured revolving, delayed draw and term loans of a dental services provider;

•	$44 million in second lien senior secured delayed draw and term loans and equity of a retail insurance advisor and broker; and

•
$36 million in first lien senior secured revolving and term loans and a second lien senior secured term loan of a provider of private label and branded food products to the retail, foodservice and wholesale channels.

Also in the second quarter of 2017, Ares Capital exited approximately $1,792 million of investment commitments (including exits of $208 million of commitments acquired as part of the American Capital Acquisition). Of the total investment commitments exited, 57% were first lien senior secured loans, 28% were second lien senior secured loans, 5% were other equity securities, 4% were preferred equity securities, 4% were senior subordinated debt and 2% were collateralized loan obligations. Of the approximately $1,792 million of exited investment commitments, 81% were floating rate, 9% were non-interest bearing, 7% were fixed rate and 3% were on non-accrual status.

The fair value of Ares Capital’s portfolio investments at June 30, 2017 was $11.5 billion, including $10.1 billion in accruing debt and other income producing securities. As of June 30, 2017, the total portfolio at fair value included $2.1 billion of investments acquired in the American Capital Acquisition. The total portfolio investments at fair value were comprised of approximately 25% of first lien senior secured loans, 33% of second lien senior secured loans, 3% of subordinated certificates of the SDLP (the proceeds of which were applied to co-investments with Varagon and its clients in first lien senior secured loans through the SDLP), 17% of subordinated certificates of the Senior Secured Loan Program (the “SSLP”) (the proceeds of which were applied to co-investments with GE Global Sponsor Finance LLC and General Electric Capital Corporation (together “GE”) in first lien senior secured loans through the SSLP), 8% of senior subordinated debt securities, 2% of collateralized loan obligations, 4% of preferred equity securities and 8% of other equity securities. As of June 30, 2017, the weighted average yield of debt and other income producing securities in the portfolio at amortized cost and fair value was 9.4% and 9.5%, respectively, the weighted average yield on total investments in the portfolio at amortized cost and fair value was 8.2% and 8.3%, respectively, and 81% of the total investments at fair value were in floating rate securities.

“We generated strong second quarter earnings along with a record level of net realized gains from investments. We also increased our net asset value, supported by improved valuations on our stable, high quality investment portfolio,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “We remain on track with respect to our portfolio rotation from the acquired American Capital portfolio and we believe we have significant drivers of future earnings growth. As evidenced by our strong investment activity during the second quarter, we are confident that our industry leading position and competitive advantages will allow us to continue to originate attractive investments in today’s competitive market.”

“This morning, we are pleased to announce that we have resolved the Senior Secured Loan Program by purchasing the remaining loans from the SSLP and have received the final distribution on our SSLP Certificates,” said Chief Financial Officer, Penni Roll. “The earlier than expected resolution of the SSLP partially removes the earnings headwind and provides an immediate improvement on the return on this capital. More importantly, it provides a significant amount of availability in our 30% basket, which will allow us to invest in higher yielding assets such as the Senior Direct Loan Program.”

 PORTFOLIO QUALITY

Ares Capital Management LLC (“Ares Capital Management” or Ares Capital’s “investment adviser”) employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

Ares Capital assigned a fair value on January 3, 2017 (the “Acquisition Date”), which was the date we closed the American Capital Acquisition, to each of the portfolio investments acquired in connection with the American Capital Acquisition. The initial cost basis of each investment acquired was equal to the fair value of such investment as of the Acquisition Date. Many of these portfolio investments were assigned a fair value reflecting a discount to American Capital’s cost basis at the time of American Capital’s origination or acquisition. Each investment was initially assessed a grade of 3 (i.e., generally the grade we assign a portfolio company at acquisition), reflecting the relative risk to our initial cost basis of such investments. It is important to note that our grading system does not take into account factors or events in respect of the period from when American Capital originated or acquired such portfolio investments or the status of these portfolio investments in terms of compliance with debt facilities, financial performance and similar factors. Rather, it is only intended to measure risk from the time that we acquired the portfolio investment in connection with the American Capital Acquisition. Accordingly, it is possible that the grades of these portfolio investments may be reduced or increased after the Acquisition Date.

As of June 30, 2017 and December 31, 2016, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.1 and 3.1, respectively, and loans on non-accrual status represented 2.7% and 2.9%, respectively, of total investments at amortized cost (or 0.5% and 0.8%, respectively, at fair value).

LIQUIDITY AND CAPITAL RESOURCES

In June 2017, Ares Capital redeemed the entire $183 million in aggregate principal amount outstanding of the unsecured notes that were scheduled to mature on October 1, 2022 (the ‘‘October 2022 Notes’’) in accordance with the terms of the indenture governing the October 2022 Notes. The October 2022 Notes bore interest at a rate of 5.875% per year, and were redeemed at par plus accrued and unpaid interest for a total redemption price of approximately $185 million, which resulted in a realized loss on the extinguishment of debt of $4 million.

As of June 30, 2017, Ares Capital had $536 million in cash and cash equivalents and $4.9 billion in total aggregate principal amount of debt outstanding ($4.8 billion at carrying value). Subject to leverage, borrowing base and other restrictions, Ares Capital had approximately $1.8 billion available for additional borrowings under its existing credit facilities and Small Business Administration-guaranteed debentures as of June 30, 2017.

SECOND QUARTER 2017 DIVIDEND

Ares Capital declared on May 3, 2017 a second quarter dividend of $0.38 per share for a total of approximately $162 million. The record date for this dividend was June 15, 2017 and the dividend was paid on June 30, 2017.

RECENT DEVELOPMENTS

As of June 30, 2017, Ares Capital’s investment in the SSLP Certificates at amortized cost and fair value was $1.9 billion and $1.9 billion, respectively. As of June 30, 2017, the SSLP had $1.2 billion in cash and GE’s senior notes outstanding totaled $601 million. In early July 2017, the SSLP made its monthly waterfall distribution from this cash, which fully repaid GE’s senior notes and included distributions to the subordinated certificates (the “SSLP Certificates”). From this distribution, Ares Capital’s SSLP Certificates received $474 million. After this distribution, Ares Capital’s amortized cost in its SSLP Certificates was $1.5 billion.

In addition, in July 2017, Ares Capital and GE agreed to an early termination of the SSLP whereby on July 26, 2017, Ares Capital purchased the remaining $1.6 billion in aggregate principal amount of first lien senior secured loans outstanding at par plus accrued and unpaid interest and fees from the SSLP (the “SSLP Loan Sale”) and assumed the SSLP’s remaining unfunded loan commitments totaling $50 million. Upon completion of the SSLP Loan Sale, the SSLP made a liquidation distribution to the SSLP Certificates (the “Liquidation Distribution”), of which Ares Capital received $1.5 billion. In connection with the Liquidation Distribution, Ares Capital recognized an $18 million net realized loss as a result of the early termination. After completion of the transactions above, the operations of the SSLP were effectively terminated pursuant to the terms of the documents governing the SSLP and the SSLP will no longer have an obligation to fund existing commitments and other amounts to its former portfolio companies.

Excluding the loans acquired from the SSLP described above, from July 1, 2017 through July 26, 2017, Ares Capital made new investment commitments of approximately $128 million, of which $101 million were funded. Of these new commitments, 99% were in first lien senior secured loans and 1% were in the subordinated certificates of the SDLP to make co-investments with Varagon and its clients in floating rate first lien senior secured loans through the SDLP. Of the approximately $128 million of new investment commitments, 100% were floating rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 7.6%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that we will be able to do so.

Excluding the repayments of the SSLP Certificates described above, from July 1, 2017 through July 26, 2017, Ares Capital exited approximately $327 million of investment commitments, including $276 million of investment commitments acquired in the American Capital Acquisition. Of the total investment commitments, 46% were other equity securities, 25% were second lien senior secured loans, 13% were preferred equity securities, 13% were first lien senior secured loans, 1% were senior subordinated loans, 1% were collateralized loan obligations and 1% were investments in the subordinated certificates of the SDLP. Of the approximately $327 million of exited investment commitments, 59% were non-interest bearing, 40% were floating rate and 1% were fixed rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 9.6% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 4.1%. On the approximately $327 million of investment commitments exited from July 1, 2017 through July 26, 2017, Ares Capital recognized total net realized gains of approximately $61 million, including net realized gains of approximately $60 million on investment commitments exited that were acquired in the American Capital Acquisition.

In addition, as of July 26, 2017, Ares Capital had an investment backlog and pipeline of approximately $530 million and $325 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, August 2, 2017 at 12:00 p.m. (ET) to discuss its quarter ended June 30, 2017 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 5182773 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through August 15, 2017 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10109646. An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies, venture capital backed businesses and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (NYSE:ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Carl G. Drake
John Stilmar
Ares Capital Corporation
(888) 818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $11,735 and $9,034, respectively)	$11,498	$8,820
Cash and cash equivalents	536	223
Interest receivable	110	112
Receivable for open trades	33	29
Other assets	151	61
Total assets	$12,328	$9,245
LIABILITIES
Debt	$4,838	$3,874
Base management fees payable	44	34
Income based fees payable	20	32
Capital gains incentive fees payable	63	38
Accounts payable and other liabilities	194	58
Interest and facility fees payable	53	44
Payable for open trades	65	—
Total liabilities	5,277	4,080
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 500 common shares authorized; 426 and 314 common shares issued and outstanding, respectively	—	—
Capital in excess of par value	7,206	5,292
Accumulated undistributed (overdistributed) net investment income	(69)	37
Accumulated net realized gains on investments, foreign currency transactions, extinguishment of debt and other assets	165	57
Net unrealized losses on investments, foreign currency and other transactions	(251)	(221)
Total stockholders’ equity	7,051	5,165
Total liabilities and stockholders’ equity	$12,328	$9,245
NET ASSETS PER SHARE	$16.54	$16.45

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
INVESTMENT INCOME
Interest income from investments	$231	$203	$462	$411
Capital structuring service fees	29	13	41	28
Dividend income	16	19	40	37
Management and other fees	2	5	5	9
Other income	6	5	11	8
Total investment income	284	245	559	493

EXPENSES
Interest and credit facility fees	55	45	110	96
Base management fees	44	34	83	69
Income based fees	30	29	62	58
Capital gains incentive fees	10	10	26	14
Administrative fees	3	4	6	7
Professional fees and other costs related to the acquisition of American Capital	12	7	38	8
Other general and administrative	9	7	17	14
Total expenses	163	136	342	266
Waiver of income based fees	(10)	—	(10)	—
Total expenses, net of waiver of income based fees	153	136	332	266
NET INVESTMENT INCOME BEFORE INCOME TAXES	131	109	227	227
Income tax expense, including excise tax	7	4	9	9
NET INVESTMENT INCOME	124	105	218	218
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains	110	31	112	58
Net unrealized gains (losses)	(52)	21	(30)	13
Net realized and unrealized gains on investments, foreign currency and other transactions	58	52	82	71
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	(4)	—	(4)	—
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$178	$157	$296	$289
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.42	$0.50	$0.70	$0.92
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	426	314	424	314

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three and six months ended June 30, 2017 and 2016 are provided below.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.34	$0.39	$0.65	$0.76
Professional fees and other costs related to the American Capital Acquisition	(0.03)	(0.02)	(0.08)	(0.02)
Net realized and unrealized gains	0.13	0.16	0.19	0.23
Capital gains incentive fees attributable to net realized and unrealized gains and losses	(0.02)	(0.03)	(0.06)	(0.05)
Income tax expense related to net realized gains and losses	—	—	—	—
Basic and diluted GAAP EPS	$0.42	$0.50	$0.70	$0.92
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(1)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the American Capital Acquisition, net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.